SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

Hexcel Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-1109521
(State of Incorporation or Organization)	(IRS Employer Identification Number)

Two Stamford Plaza, 281 Tresser Boulevard Stamford, Connecticut	06901-3238
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box:  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box:  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1.	Description of Securities To Be Registered.

On April 6, 2020, the Board of Directors of Hexcel Corporation (the “Company”), a Delaware corporation, declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, and adopted a stockholder rights plan, as set forth in the Rights Agreement dated as of April 6, 2020 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC as rights agent. The dividend is payable on April 16, 2020 to Company stockholders of record as of the close of business on April 16, 2020.

Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value per share, for $150.00, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on April 6, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Hexcel Corporation (incorporated by reference to Exhibit 3.1 to Hexcel Corporation’s Current Report on Form 8-K filed on April 6, 2020).

4.1	Rights Agreement, dated as of April 6, 2020, between Hexcel Corporation and American Stock Transfer & Trust Company, LLC, as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Hexcel Corporation’s Current Report Form 8-K filed on April 6, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 6, 2020	Hexcel Corporation

	By:	/s/ Gail E. Lehman
	Name:	Gail E. Lehman
	Title:	Executive Vice President, General Counsel and Secretary